Exhibit 10-1



                              SEPARATION AGREEMENT

                  THIS SEPARATION AGREEMENT (this "Agreement") is entered into as of April 23, 2002 between Exelon Corporation, a Pennsylvania corporation (the "Company"), and Corbin A. McNeill, Jr. (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, Executive currently serves as Chairman and Co-Chief Executive Officer of the Company and as a member of its Board of Directors; and

                  WHEREAS, the Company and Executive desire to set forth herein their mutual agreement with respect to all matters relating to Executive's retirement, resignation and separation from the Company and its affiliates;

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

                  1. Retirement; Resignation; Termination of Employment. Executive hereby resigns, effective as of April 23, 2002, as Chairman and Co-Chief Executive Officer and as a member of the Board of Directors of the Company, as Chairman and President of Exelon Generation Company, LLC ("Genco"), from all other positions (if any) with the Company and from all other directorships and positions (if any) with Genco and the Company's other subsidiaries and affiliates. Executive shall continue to be employed by the Company until (and including) April 23, 2002 (the "Employment Termination Date"), at which time Executive shall cease to be an employee of, or have any other position with, the Company, its subsidiaries or their affiliates.

                  2. Payment of Accrued Amounts. The Company shall pay to Executive not later than three days after the Employment Termination Date the following amounts:

                  (a) $8,576.92, which the Company represents and warrants equals the portion of his annual salary that has accrued but is unpaid as of the Employment Termination Date; and

                  (b) $1,500,300, which the Company represents and warrants equals the greatest of (i) the annual incentive award paid to Executive for 2001, (ii) the average of the annual incentive awards paid to the Executive for calendar years 2001, 2000 and 1999 and (iii) Executive's target annual incentive award for 2002 (such greatest amount being referred to herein as the "Formula Annual Incentive").

                  3. Severance Payment. Provided that Executive has not revoked the releases contained in Section 15(a), the Company shall pay to Executive, not




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less than eight and no more than 15 days following the date of Executive's execution of this Agreement, a lump sum cash amount equal to $7,845,900, representing the product of three times the sum of (a) $1,115,000, representing Executive's annual base salary during calendar year 2001, plus (b) his Formula Annual Incentive.

                  4. Tax Withholding. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive's Form W-4 on file with the Company (as such form may be modified by Executive from time to time) and all applicable social security and Medicare taxes. The Company shall be entitled to withhold from the shares of common stock of the Company to be delivered to Executive pursuant to Sections 6(b) and 6(c) a number of shares of common stock of the Company having a value (based upon the closing price of a share of the Company's common stock as reported on the New York Stock Exchange on the Employment Termination Date) equal to the minimum amount of all required federal, state and local withholding taxes and all applicable social security and Medicare taxes with respect to the lapse of forfeiture conditions applicable to shares of phantom stock and the vesting of performance shares. In calculating the amount of withholding on the payment of the SERP Benefit (as hereinafter defined), the Company will, unless otherwise required by law or regulation (a) honor the Form W-4 filed by Executive prior to such payment and (b) take into account all withholding allowances claimed on that W-4.

                  5. Outplacement Assistance. The Company shall, in lieu of engaging a professional outplacement organization to provide individual outplacement services to Executive for a period of up to twelve months following the Employment Termination Date, pay to Executive on the Employment Termination Date the sum of $50,000.

                  6. Stock Awards.

                  (a) Each of Executive's options to purchase common stock of the Company granted pursuant to (i) the PECO Energy Company 1998 Stock Option Plan or the PECO Energy Company Long-Term Incentive Plan, including without limitation the options originally granted as of May 29, 1992, March 1, 1993, February 28, 1994, February 27, 1995, February 26, 1996, February 24, 1997, February 23, 1998 and February 29, 2000, (ii) the Exelon Corporation Long-Term Incentive Plan, including without limitation the options originally granted as of October 20, 2000, January 2, 2001 and January 28, 2002, or (iii) any other plan or agreement, shall (A) to the extent exercisable on the Employment Termination Date, remain exercisable until the scheduled expiration date of such option as specified in the grant agreement or plan (as applicable) relating thereto (which shall not be accelerated by reason of the retirement, resignation and termination of employment contemplated hereby) and (B) to the extent not fully exercisable as of the Employment Termination Date, immediately become fully exercisable and thereafter remain exercisable until the scheduled expiration date of such option as specified in the grant agreement or plan (as applicable) relating thereto (which shall not be accelerated by reason of the retirement, resignation and termination of employment contemplated hereby).

                  (b) All forfeiture conditions which as of the Employment Termination Date are applicable to any deferred stock unit, restricted stock or restricted share units awarded to Executive by the Company or by PECO Energy





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Company, including without limitation any shares of phantom stock of the Company issued upon the conversion, pursuant to the terms of the PECO Energy Company Long-Term Incentive Plan, of the 25,000 shares of restricted stock originally granted as of February 23, 1999, 25,000 shares of restricted stock originally granted as of February 29, 2000, and 32,500 shares of restricted stock originally granted as of September 26, 2000, shall lapse as of the Employment Termination Date.

                  (c) As of the Employment Termination Date, Executive shall become fully vested in 73,175 shares of common stock of the Company, representing grants of performance shares pursuant to the Company's Long Term Performance Share Award Program, of which prior to the Employment Termination Date 18,175 shares relating to the grant for calendar year 2001 were unvested and 27,500 shares relating to the target grant for each of calendar years 2002 and 2003 were unvested.

                  7. Retirement Benefits.

                  (a) Executive shall receive a retirement benefit (the "SERP Benefit") from the Company determined pursuant to Section 7(b).

                  (b) The SERP Benefit to be provided to Executive during any year shall equal an amount which, when added to all other retirement benefits provided to Executive by the Company and its affiliates during such year (including payments under the PECO Energy Company Service Annuity provisions of the Exelon Corporation Retirement Program, the PECO Energy Company Supplemental Pension Benefit Plan, any Social Security supplement paid by PECO Energy Company until Executive attains age 65, and any other sources), results in an aggregate annual retirement benefit equal to the annual retirement benefit that would have been payable under the PECO Energy Company Service Annuity provisions of the Exelon Corporation Retirement Program (including under the PECO Energy Company Supplemental Pension Benefit Plan) as in effect on March 10, 1998, calculated as though Executive had:

                  (i) attained age 65,

                  (ii) accrued 37 years of service and

                  (iii) received the lump-sum severance benefit specified in
         Section 3 in equal monthly installments during the period from the Employment Termination Date through the third anniversary of the Employment Termination Date.

                  (c) Executive shall receive the SERP Benefit as a lump-sum amount, payable on September 30, 2002. The Company represents and warrants that
(i) the SERP Benefit payable as a lump-sum amount on September 30, 2002 equals $18,094,232 and (ii) the SERP Benefit that would be payable as a lump-sum amount on September 30, 2002, calculated without making the assumptions set forth in Sections 7(b)(i), (ii) and (iii), equals $14,052,910 (the excess of the amount in Section 7(c)(i) over the amount in Section 7(c)(ii) being the "Enhanced SERP Benefit").



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

                  8. Employee and Other Benefits.

                  (a) Until the third anniversary of the Employment Termination Date, (i) Executive (and his family) shall be eligible to participate in, and shall receive benefits under, the welfare benefit plans, practices, policies and programs provided by the Company or its subsidiaries (including without limitation, medical, prescription, dental, vision care, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally available to senior executives of the Company as of the Employment Termination Date (all such welfare benefit plans, practices, policies and programs, collectively, the "Plans"), on the same basis as if Executive had remained as Chairman and Co-Chief Executive Officer and as a member of the Board of Directors of the Company until the end of such three-year period, and (ii) Executive shall be entitled to estate and financial planning services and tax preparation services on the same basis as if Executive had remained as Chairman and Co-Chief Executive Officer and a member of the Board of Directors of the Company until the end of such three-year period; provided, however, that the Company shall provide at no cost to Executive an amount of term life insurance coverage that, when added to the coverage available at no cost to Executive under the Company's group or employee life plans or programs, equals $3,345,000 (representing three times the Executive's annual base salary); and provided further that, until December 31, 2003, participation in such welfare benefit plans and practices, policies and programs shall be on terms no less favorable than those available to John W. Rowe. In the event that some or all of such benefits cannot be made available by the Company to Executive during the period ending on the third anniversary of the Employment Termination Date, the Company shall pay to Executive an amount equal to the economic equivalent of such unavailable benefits. Following the Employment Termination Date, the Company shall continue to pay the lease payments, until the end of the term of the lease, required by the Company's lease of the Acura MDX automobile used by Executive, and Executive shall continue to have use of such automobile at his own expense (including, without limitation, the expense of operation, maintenance and insurance, but not including such lease payments) until the end of the term of the lease. At the end of such lease term, the Company shall assign to Executive the Company's right (to the extent such right is assignable) to purchase such automobile in accordance with the terms of such lease.

                  (b) On and after the third anniversary of the Employment Termination Date, Executive and his spouse shall each be entitled to Post-Retirement Health Care Coverage for the remainder of their respective lives. Such coverage shall not duplicate any benefits that may then be available to Executive and his spouse under Section 8(a) and shall be secondary to any coverage provided by any other employer or Medicare. For purposes of this
Section 8(c), "Post-Retirement Health Care Coverage" means the medical, dental and vision care coverage provided by the Company from time to time to its retired senior executives who have retired at or after March 10, 1998.

                  (c) The Company shall pay to Executive, not more than 60 days after the Employment Termination Date, his balance in the Company's Deferred Compensation Plan. The Company represents and warrants that such balance was $6,070,917.34 on March 31, 2002.

                  (d) If Executive is entitled to any benefit that is (i) vested or accrued on the Employment Termination Date under any employee benefit plan of the Company or any of its subsidiaries and (ii) not expressly referred to in this Agreement, such benefit shall be provided to Executive in accordance with




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the terms of such employee benefit plan. The Company represents that the terms of this Agreement comply in all respects with the Company's obligations under
Section 6.16 of the Amended and Restated Agreement and Plan of Exchange and Merger dated as of October 20, 2000 among PECO Energy Company, the Company and Unicom Corporation (the "Merger Agreement").

                  9. Restrictive Covenants.

                  (a) Confidentiality.

                  (i) Executive acknowledges that it is the policy of the Company and its Affiliates (as defined in Section 9(a)(iv)) to maintain as secret and confidential all Confidential Information (as defined in Section 9(a)(iv)), and that Confidential Information has been developed at substantial cost and effort to the Company and its Affiliates. Executive acknowledges that he has had access to Confidential Information with respect to the Company and its Affiliates, which information is a valuable and unique asset of the Company and its Affiliates, and that disclosure of such Confidential Information would cause irreparable damage to the business and operations of the Company and its Affiliates.

                  (ii) Executive acknowledges that the Confidential Information is, as between the Company and its Affiliates and Executive, the exclusive property of the Company and its Affiliates.

                  (iii) From the date hereof, Executive:

                       (1) shall not, directly or indirectly, divulge, furnish
                  or make accessible to any Person (as defined in Section 9(a)(iv)) any Confidential Information (except as may be compelled by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable, shall cooperate with the Company in its efforts to protect the information from disclosure, and shall limit the disclosure of such information to the minimum disclosure required by law or administrative regulation unless the Company agrees in writing to a greater level of disclosure);

                       (2) shall not use for his own benefit in any manner, any
                  Confidential Information;

                       (3) shall not cause any such Confidential Information to
                  become publicly known; and

                       (4) shall take all reasonable steps to safeguard such
                  Confidential Information and to protect it against disclosure, misuse, loss and theft.

                  (iv) For purposes of this Agreement:


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

                  "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be. For the purposes of this definition, the term "control," when used with respect to any Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  "Confidential Information" means any information not generally known in the relevant trade or industry, which was obtained from the Company or any Company Affiliate, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or any Company Affiliate and which:

                  (1) relates to one or more of the following:




                       (A) trade secrets of the Company or an Affiliate thereof
                  or any customer or supplier of the Company or an Affiliate thereof;

                       (B) existing or contemplated products, services,
                  technology, designs, processes, formulae, algorithms, research or product developments of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof;

                       (C) business plans, sales or marketing methods, methods
                  of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof; or

                  (2) the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

         Confidential Information does not include any information that is or may become publicly known other than through the improper actions of Executive. Confidential Information represents trade secrets subject to protection under the Uniform Trade Secrets Act, as adopted by the State of Illinois, or to any comparable protection afforded by applicable laws.

                  "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity or government (whether federal, state, county, municipal or otherwise).

                  (b) Noncompetition.

                  (i) During the period ending on the second anniversary of the Employment Termination Date, Executive shall not, directly or indirectly, in any capacity, engage or participate in, become employed





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         by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business (as defined in Section 9(b)(iii)), except that nothing in this Section 9(b) shall restrict the ability of Executive to serve as a director, member of a committee of the board of directors or non-executive chairman of the board of Enron Corporation ("Enron") or, if the Company provides Executive with its prior express written consent, which consent shall not be unreasonably withheld or delayed (the "Company Consent"), any entity that is spun off by Enron (an "Enron Spin-Off"), provided that
         (A) in so serving during such period, Executive shall recuse himself from the consideration of any matter relating to the Company, including, without limitation, the matters or transactions relating to a restructuring of Sithe Independence Power Partners, L.P. or otherwise relating to the Sithe Independence Power Project, and shall abide by Sections 9(a), 9(c) and 11, (B) this exception shall not apply to service by Executive to Enron or an Enron Spin-Off in any other capacity, including, without limitation, as an officer or executive chairman of the board, (C) if Executive becomes a director of Enron or non-executive chairman of the board of Enron or, with the Company Consent, an Enron Spin-Off, amounts equal, in the aggregate, to the amounts of all cash compensation earned by Executive for service to Enron or, with the Company Consent, an Enron Spin-Off in any such capacity during such portion, if any, of the two-year period commencing on the Employment Termination Date during which Executive serves in any such capacity, reduced by all applicable federal and state taxes and all unreimbursed expenses incurred by Executive in the performance of his duties in any such capacity, shall be paid by Executive to the Company promptly after such amounts of cash compensation are paid to Executive by Enron or the Enron Spin-Off, (D) if Executive becomes a director of Enron or non-executive chairman of the board of Enron or, with the Company Consent, an Enron Spin-Off, all non-cash compensation earned by Executive for service to Enron or, with the Company Consent, an Enron Spin-Off in any such capacity during such portion, if any, of the two-year period commencing on the Employment Termination Date during which Executive serves in any such capacity shall be donated by Executive to one or more tax-exempt charities or charitable foundations of his choice promptly after such non-cash compensation is paid to Executive by Enron or the Enron Spin-Off and (E) at least five business days prior to serving during such period as a director or non-executive chairman of Enron or, with the Company Consent, an Enron Spin-Off, Executive shall give written notice to the Company of his intention to do so, and the Company shall have the right to deliver to Enron or the Enron Spin-Off, as the case may be, a copy of this Section 9.

                  (ii) During the period ending on the second anniversary of the Employment Termination Date, Executive shall not at any time make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Competitive Business. Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of market value of the outstanding capital stock or debt (as applicable) of such Competitive Business and (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions of any Competitive Business.



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

                  (iii) For purposes of this Agreement, "Competitive Business" means as of any date any Person (and any branch, office or operation thereof) which engages in, or proposes to engage in (i) the production, transmission, distribution, marketing or sale of electricity or (ii) any other business engaged in by the Company or its Affiliates prior to the Employment Termination Date which represents for calendar year 2000 or 2001, or is projected by the Company (as reflected in a business plan adopted by the Company or any Affiliate thereof before the Employment Termination Date) to yield during any year during the first three-fiscal year period commencing on or after the Employment Termination Date, more than 5% of the gross revenues of the Company, and which is located (i) anywhere in the United States, or (ii) anywhere outside of the United States where the Company or any Affiliate thereof is then engaged in, or proposes to engage in, any of such activities.

                  (c) Non-Solicitation. (i) During the period ending on the second anniversary of the Employment Termination Date, Executive shall not, directly or indirectly:

                       (1) encourage any Key Employee (as defined in Section
                  9(c)(ii)) to terminate his or her employment;

                       (2) employ, engage as a consultant or adviser, or solicit
                  the employment or engagement as a consultant or adviser of, any Key Employee (other than by the Company or its Affiliates), or cause any Person to do any of the foregoing;

                       (3) establish a business with, or encourage others to
                  establish a business with, any Key Employee; or

                       (4) interfere with the relationship of the Company or any
                  of its Affiliates with, or endeavor to entice away from, the Company or any of its Affiliates any Person who or which at any time during the period commencing one year prior to March 16, 1998 was a material customer or material supplier of, or maintained a material business relationship with, the Company, PECO Energy Company or any of their Affiliates.

                  (ii) For purposes of this Agreement, "Key Employee" means any employee of the Company who is Group Level 12 or above ("Group Level") or any employee of any Affiliate of the Company who is at a level which is the equivalent of Group Level.

                  (d) Reasonableness of Restrictive Covenants.

                  (i) Executive acknowledges that the covenants contained in Sections 9(a), 9(b) and 9(c) are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.



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                  (ii) The Company and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 9(a), 9(b) and 9(c) will not deprive him of the ability to earn a livelihood or to support his dependents.

                  (e) Right to Injunction; Survival of Undertakings.

                  (i) In recognition of the confidential nature of the Confidential Information, in recognition of the necessity of the limited restrictions imposed by Sections 9(a), 9(b) and 9(c) and in recognition of the nature of the restriction imposed by Section 11, the parties agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any of the provisions of such Sections, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

                  (ii) If a court determines that any of the covenants included in this Section 9 is unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court shall have the power to reduce the duration or scope of such provision, as the case may be, so as to cause such covenant to be thereafter enforceable.

                  (f) Breach of Covenants; Exculpation. In the event of (1) a willful and material breach by Executive of any of the covenants contained in
Section 9(a), 9(b) or 9(c) or any breach by Executive of the covenant contained in Section 11, or (2) a failure by Executive to cure (to the fullest extent curable) a non-willful breach of any of such covenants within 10 days after his receipt of a written notice thereof from the Company, the Company shall be entitled, after obtaining a final judicial determination (or, if the Company reasonably determines, based upon the advice of counsel, that it is more likely than not that each of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois will decline to adjudicate the issue, a final decree in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association, with such arbitration proceeding to be conducted in Chicago, Illinois before a panel of three arbitrators) to the effect that such action by the Company is appropriate and consistent with the requirements and procedures set forth in this Agreement, to take any or all of the following actions:

                  (i) discontinue the Enhanced SERP Benefit set forth in Section 7,

                  (ii) terminate any options to purchase common stock of the Company then held by Executive, and




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

                  (iii) require Executive to:

                       (1) repay to the Company all amounts previously received
                  by Executive pursuant to the Enhanced SERP Benefit at any time on or after the Employment Termination Date, and

                       (2) pay to the Company an amount equal to the aggregate
                  "spread" on all options to purchase common stock of the Company exercised on or after the first date on which the Executive breached any of the covenants contained in Section 9(a), 9(b), 9(c) or 11 (the "Breach Date");

provided, however, that no benefits shall be discontinued or terminated nor shall Executive have any monetary liability to the Company for any breach of the covenants contained in Section 9(a), 9(b) or 9(c) for any act or failure to act, including without limitation simple negligence or an error in judgment, if such act or failure to act was done in good faith, with a reasonable belief that the act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulations, and was not done primarily to benefit Executive; and provided further that no action may be brought under this
Section 9(f) after the third anniversary of the Employment Termination Date in the event of a willful and material breach by Executive, or a failure by Executive to cure (to the fullest extent curable) a non-willful breach, of any of the covenants contained in Section 9(a), 9(b) or 9(c) or after the sixth anniversary of the Employment Termination Date in the event of any breach by Executive of the covenant contained in Section 11. For purposes of clause
(iii)(2) of the preceding sentence, "spread" in respect of any option to purchase common stock of the Company shall mean the product of the number of shares of common stock of the Company as to which such option has been exercised on or after the Breach Date multiplied by the difference between the closing price of the Company's common stock on the exercise date (or if such common stock did not trade on the New York Stock Exchange on the exercise date, the most recent date on which such common stock did so trade) and the exercise price of the option.

                  10. Nondisparagement. During the two-year period commencing on the Employment Termination Date, Executive shall not (a) make any written or oral statement that brings the Company or any of its Affiliates or the employees, officers or agents of the Company or any of its Affiliates into disrepute, or tarnishes any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its Affiliates or any agents, employees or officers of the Company or any of its Affiliates of any misconduct or unlawful behavior. This Section shall not be deemed to be breached by testimony of Executive given in any judicial or governmental proceeding which Executive reasonably believes to be truthful at the time given or by any other action of Executive which he reasonably believes is taken in accordance with the requirements of applicable law or administrative regulation.

                  11. Standstill. Executive hereby agrees that, unless specifically requested in writing in advance by the Company's Chief Executive Officer or Board of Directors, Executive will not at any time during the period ending on the fifth anniversary of the Employment Termination Date (and Executive will not at any time during such period assist or encourage others to)





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participate, directly or indirectly, in any activity that Executive knows or reasonably should anticipate, if consummated, would result in a Change in Control. For purposes of this Section 11, a "Change in Control" shall have the meaning set forth in Section 13(a)(iii). Nothing contained in this Section 11 shall in any manner restrict Executive from voting or disposing of any shares of common stock of the Company beneficially owned by him, and no such vote or disposition shall constitute a breach of this Section 11.

                  12. Other Employment; Other Plans. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by Executive from any other employer; provided, however, that any continued welfare benefits provided for by Section 8(a) shall not duplicate any benefits that are provided to Executive and his family by such other employer on terms at least as favorable to Executive as the terms under which such welfare benefits are provided by the Company and shall be secondary to any such coverage provided by such other employer. The provisions of this Section 12 will not limit the entitlement of Executive to any other benefits available to Executive under any benefit plan or practice, policy or program that is maintained by the Company or any Company Affiliate in which Executive participates.

                  13. Certain Taxes.

                  (a) Gross-Up for Certain Taxes.

                  (i) If it is determined by the Company's independent auditors that any monetary or other benefit received or deemed received by Executive from the Company or any Affiliate thereof pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the "Potential Parachute Payments"), is or will become subject to any excise tax under
         Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Company shall, subject to Sections 13(f) and 13(g), within five business days after such determination, pay Executive an amount (the "Gross-Up Payment") equal to the product of:

                       (1) the amount of such Excise Taxes multiplied by

                       (2) the Gross-Up Multiple (as defined in Section 13(d)).

         The Gross-Up Payment is intended to compensate Executive for all Excise Taxes payable by Executive with respect to Potential Parachute Payments and all federal, state, local or other income, employment or other taxes ("Taxes") or Excise Taxes payable by Executive with respect to the Gross-Up Payment.

                  (ii) The determination of the Company's independent auditors described in Section 13(a)(i), including the detailed calculations of the amounts of the Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto, shall be set forth in a written certificate of such auditors (the "Company

         Certificate") delivered to Executive. Executive or the Company may at any time request the preparation and delivery to Executive of a Company Certificate. The Company shall cause the Company Certificate to be delivered to Executive as soon as reasonably possible after such request.

                  (iii) For purposes of this Section 13, the term "Change in Control" means any one or more of the following to occur after the date of this Agreement:

                       (1) the acquisition by any Person (including for purposes
                  of this definition any "person" within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of the directors of the Company (the "Outstanding Voting Securities"), but excluding (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a "Company Plan") or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this definition; provided further, that for purposes of clause
                  (B), if any Person (other than the Company or any Company
                  Plan) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

                       (2) individuals who, as of the date of this Agreement,
                  constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Incumbent Board; provided that any individual who becomes a director of the Company subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board of Directors of the Company for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of the Company shall not be deemed a member of the Incumbent Board;

                       (3) consummation of a reorganization, merger or
                  consolidation or sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis) other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company (such reorganization, merger, consolidation, sale or other disposition, a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which:

                           (A) all or substantially all of the individuals or
                       entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of the directors of such corporation ("Voting Securities"), as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of its assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be;

                           (B) no Person (other than the Company; any Company
                       Plan; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding Voting Securities of such corporation; and

                           (C) individuals who were members of the Incumbent
                       Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                       (4) approval by the stockholders of the Company of a plan
                  of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all the assets of the Company by its Affiliates.

                  (b) Determination by Executive.

                  (i) If (1) the Company shall fail to deliver a Company Certificate to Executive within 30 days after its receipt of his written request therefor, or (2) at any time after Executive's receipt of a Company Certificate, Executive disputes either (x) the amount of the Gross-Up Payment set forth therein or (y) the determination set forth therein to the effect that no Gross-Up Payment is due (whether by reason of Section 13(g) or otherwise), then Executive may elect to require the Company to pay a Gross-Up Payment in the amount determined by Executive as set forth in an Executive Counsel Opinion (as defined in Section 13(e)). Any such demand by Executive shall be made by delivery to the Company of a written notice which specifies the Gross-Up Payment determined by Executive (together with the detailed calculations of the amounts of Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto) and an Executive Counsel Opinion regarding such Gross-Up Payment (such written notice and opinion collectively, the "Executive's Determination"). Within 30 days after delivery of an Executive's Determination to the Company, the Company shall either (1) pay Executive the Gross-Up Payment set forth in the Executive's Determination (less the portion thereof, if any, previously paid to Executive by the Company) or (2) deliver to Executive a Company Certificate and a Company Counsel Opinion (as defined in Section 13(e)), and pay Executive the Gross-Up Payment specified in such Company Certificate. If for any reason the Company fails to comply with the preceding sentence, the Gross-Up Payment specified in the Executive's Determination shall be controlling for all purposes.

                  (ii) If Executive does not request a Company Certificate, and the Company does not deliver a Company Certificate to Executive, then
         (1) the Company shall, for purposes of Section 13(g), be deemed to have determined that no Gross-Up Payment is due and (2) Executive shall not pay any Excise Taxes in respect of Potential Parachute Payments except in accordance with Sections 13(f)(i) or 13(f)(iv).

                  (c) Additional Gross-Up Amounts. If for any reason (whether pursuant to subsequently enacted provisions of the Code, final regulations or published rulings of the Internal Revenue Service ("IRS"), a final judgment of a court of competent jurisdiction, a determination of the Company's independent auditors set forth in a Company Certificate or, subject to the last two sentences of Section 13(b)(i), an Executive's Determination) it is later determined that the amount of Excise Taxes payable by Executive is greater than the amount determined by the Company or Executive pursuant to Section 13(a) or 13(b), as applicable, then the Company shall, subject to Sections 13(f) and 13(g), pay Executive an amount (which shall also be deemed a Gross-Up Payment) equal to the product of:

                  (i) the sum of (1) such additional Excise Taxes and (2) any interest, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Section 13(a) or 13(b), as applicable, multiplied by

                  (ii) the Gross-Up Multiple.

                  (d) Gross-Up Multiple. The Gross-Up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective after-tax marginal rates of all Taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) 0.80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). (If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used.)

                  (e) Opinion of Counsel.

                  (i) "Executive Counsel Opinion" means an opinion of nationally-recognized executive compensation counsel to the effect (1) that the amount of the Gross-Up Payment determined by Executive pursuant to Section 13(b) is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Section 13 and applicable law and (2) if the Company has previously delivered a Company Certificate to Executive, that there is no reasonable basis or no substantial authority for the calculation of the Gross-Up Payment set forth in the Company Certificate.

                  (ii) "Company Counsel Opinion" means an opinion of nationally-recognized executive compensation counsel to the effect that
         (1) the amount of the Gross-Up Payment set forth in the Company Certificate is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Section 13 and applicable law and (ii) for purposes of Section 6662 of the Code, Executive has substantial authority to report on his federal income tax return the amount of Excise Taxes set forth in the Company Certificate.

                  (f) Amount Increased or Contested.

                  (i) Executive shall notify the Company in writing (an "Executive's Notice") of any claim by the IRS or other taxing authority (an "IRS Claim") that, if successful, would require the payment by Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 13(a) or 13(b), as applicable. Such Executive's Notice shall include the nature and amount of such IRS Claim, the date on which such IRS Claim is due to be paid (the "IRS Claim Deadline"), and a copy of all notices and other documents or correspondence received by Executive in respect of such IRS Claim. Executive shall give his Executive's Notice as soon as practicable, but no later than the earlier of (i) 10 business days after Executive first obtains actual knowledge of such IRS Claim or (ii) five business days before the IRS Claim Deadline; provided, however, that Executive's failure to give such notice shall affect the Company's obligations under this
         Section 13 only to the extent that the Company is actually prejudiced by such failure. If at least one business day before the IRS Claim Deadline the Company shall:

                       (1) deliver to Executive a Company Certificate to the
                  effect that the IRS Claim has been reviewed by the Company's independent auditors and, notwithstanding the IRS Claim, the amount of Excise Taxes, interest and penalties payable by Executive is either zero or an amount less than the amount specified in the IRS Claim,

                       (2) pay to Executive an amount (which shall also be
                  deemed a Gross-Up Payment) equal to the positive difference between (x) the product of the amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by the Gross-Up Multiple, and (y) the portion of such product, if any, previously paid to Executive by the Company, and

                       (3) direct Executive pursuant to Section 13(f)(iv) to
                  contest the balance of the IRS Claim,

         then Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall Executive pay an IRS Claim earlier than 30 days after having given an Executive's Notice to the Company (or, if sooner, the IRS Claim Deadline).

                  (ii) At any time after the payment by Executive of any amount of Excise Taxes or related interest or penalties in respect of Potential Parachute Payments (whether or not such amount was based upon a Company Certificate, an Executive's Determination or an IRS Claim), the Company may in its discretion require Executive to pursue a claim for a refund (a "Refund Claim") of all or any portion of such Excise Taxes, interest or penalties as the Company may specify by written notice to Executive.

                  (iii) If the Company notifies Executive in writing that the Company desires Executive to contest an IRS Claim or to pursue a Refund Claim, Executive shall:

                       (1) give the Company all information that it reasonably
                  requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,

                       (2) take such action in connection with such IRS Claim or
                  Refund Claim (as applicable) as the Company reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Company, subject to the approval of Executive (which approval shall not be unreasonably withheld or delayed),

                       (3) cooperate with the Company in good faith to contest
                  such IRS claim or pursue such Refund Claim, as applicable,

                       (4) permit the Company to participate in any proceedings
                  relating to such IRS Claim or Refund Claim, as applicable, and

                       (5) contest such IRS Claim or prosecute such Refund Claim
                  (as applicable) to a determination before any administrative tribunal, in court of initial jurisdiction and in one or more appellate courts, as the Company may from time to time determine in its discretion.

         The Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the IRS or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (i) any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive relating to the IRS Claim is limited solely to such IRS Claim, (ii) the Company's control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (iii) Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

                  (iv) The Company may at any time in its discretion direct Executive to (1) contest the IRS Claim in any lawful manner or (2) pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if the Company directs Executive to pay an IRS Claim and pursue a Refund Claim, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify Executive, on an after-tax basis, for any Taxes, Excise Taxes, and any related interest or penalties imposed with respect to such advance.

                  (v) The Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Company or Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Executive, on an after-tax basis, for any Taxes, Excise Taxes and related interest and penalties imposed on Executive as a result of such payment of costs and expenses.

                  (g) Limitation on Gross-Up Payments.

                  (i) Notwithstanding any other provision of this Section 13, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Gross-Up Payment that, but for this Section 13(g), would be payable to Executive, does not exceed 110% of the After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Taxes to be payable by Executive and (ii) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective after-tax marginal rate of Taxes.

                  (ii) For purposes of this Section:

                  "After-Tax Amount" means the portion of a specified amount that would remain after payment of all Taxes and Excise Taxes paid or payable by Executive in respect of such specified amount;

                  "Floor Amount" means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Executive without causing him to become liable for any Excise Taxes in connection therewith; and

                  "After-Tax Floor Amount" means the After-Tax Amount of the Floor Amount.

                  (h) Refunds. If, after the receipt by Executive of any payment or advance of Excise Taxes by the Company pursuant to this Section 13, Executive receives any refund with respect to such Excise Taxes, Executive shall (subject to the Company's complying with any applicable requirements of Section 13(f)) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 13(f), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such determination within 30 days after the Company receives written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 13(f).

                  14. Consent to Jurisdiction. Executive agrees to submit himself, and the Company agrees to submit itself, to the jurisdiction of the courts of the State of Illinois in any action by the other to enforce an arbitration award or to obtain injunctive or other relief.

                  15. Releases.

                  (a) Releases by Executive.

                  (i) Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any of its divisions, subsidiaries, or other affiliated entities (whether or not such entities are wholly owned), or the predecessors, successors or assigns of any of them (hereinafter referred to as the "Company Entity Released Parties"), and agrees to release and discharge, fully, finally and forever, the Company Entity Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Entity Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive's employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive's employment with the Company or his service as an officer or director of the Company, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 15(a)(i) shall apply to, or release the Company or any of the other Company Entity Released Parties from, (A) any obligation of the Company or any of the other Company Entity Released Parties contained in this Agreement or the stock option agreements or restricted stock agreements between the Company or any of the other Company Entity Released Parties and Executive or (B) any vested or accrued benefit pursuant to any employee benefit plan of the Company or any of the other Company Entity Released Parties (such obligations and benefits collectively, the "Unreleased Claims"). Executive agrees that he has no present or future right to employment with the Company or any of the other Company Entity Released Parties and that he will not apply for or otherwise seek employment with any of them.

                  (ii) Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of any of the Company Entity Released Parties (hereinafter referred to as the "Company Individual Released Parties"; the Company Entity Released Parties and the Company Individual Released Parties are sometimes collectively referred to as the "Company Released Parties" ) with respect to Executive's employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive's employment with the Company or his service as an officer or director of the Company, and agrees to release and discharge, fully, finally and forever, the Company Individual Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Individual Released Parties arising from the beginning of time up to and including the effective date of this Agreement, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are related to Executive's employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive's employment with the Company or his service as an officer or director of the Company, including, without limitation, claims relating thereto arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Family and Medical Leave Act, the Americans

         With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance, the Pennsylvania Human Relations Act or the Philadelphia Fair Practices Ordinance; provided, however, that nothing contained in this Section 15(a)(ii) shall apply to, or release the Company Individual Released Parties from, any of the Unreleased Claims.

                  (iii) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims of Executive released herein (the "Released Claims"), and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Company Released Parties with respect to the Released Claims, and that in the event of any further proceedings whatsoever based upon any of the Released Claims, neither the Company nor any of the other Company Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys' fees incurred by or on behalf of Executive, except as set forth in Sections 17 and 31.

                  (b) Release by Company. The Company, the Company's divisions, subsidiaries, and other affiliated entities (whether or not such entities are wholly owned), and the predecessors, successors and assigns of any of them, on behalf of themselves and anyone claiming through them (the "Company Releasing Parties"), hereby agree not to sue the Executive, his spouse, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees, or the Beneficiary (as hereinafter defined) (hereinafter referred to as the "Executive Released Parties") based upon facts that are known on the date of this Agreement by any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company as of the date of this Agreement ("Known Facts"), and agree to release and discharge, fully, finally and forever, the Executive Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Company Releasing Parties ever had or may presently have against any of the Executive Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive's employment by the Company or his service as an officer or director of the Company or the terms and conditions thereof, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are based upon Known Facts; provided, however, that nothing contained in this Section 15(b) shall apply to, or release the Executive Released Parties from, any obligation of Executive contained in this Agreement.

                  16. Authority.

                  (a) Executive expressly represents and warrants that (i) he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released by him herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; (ii) he has the full right and power to grant, execute and deliver this Agreement; (iii) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (iv) Executive is not a party to or bound by any agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by Executive; and (v) assuming the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable against the Executive in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (b) The Company expressly represents and warrants that:

                  (i) the Company Releasing Parties are the sole owners of the actual and alleged claims, demands, rights, causes of action and other matters that are released by them herein; and that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity;

                  (ii) the Company has all necessary corporate power and authority to execute and deliver this Agreement and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of the Company to Executive or any of his representatives in connection with the transactions contemplated hereby or thereby (collectively, the "Company Transaction Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of the Company Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Executive, each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent their enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and

                  (iii) the execution, delivery and performance of the Company Transaction Documents by the Company do not and will not: (A) conflict with or violate the Company's Amended and Restated Articles of Incorporation or Bylaws; (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected; (C) require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental entity (other than any filing required under the Exchange Act); (D) require the approval of the Company's stockholders, or (E) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss by the Company of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of the Company pursuant to, any contract, permit or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected; other than (x) in the case of clauses (B) and (E), for such conflicts, violations, breaches, defaults, rights, losses and liens as would not have a material adverse effect on the Company or its ability to perform its obligations under the Company Transaction Documents and (y) in the case of clause (C), such consents, approvals, authorizations, permits, actions, filings and notifications, the absence of which would not have a material adverse effect on the Company or its ability to perform its obligations under the Company Transaction Documents.

                  17. Indemnification of Executive.

                  (a) The Company agrees that (i) the limitation of liability now existing in favor of Executive contained in Section 505 of the Company's Amended and Restated Articles of Incorporation and all rights to indemnification now existing in favor of Executive contained in Article VII of the Company's Bylaws, in each case as in effect on the date hereof, and (ii) any other limitation of liability or right to indemnification with respect to the Company or its Affiliates in effect on the date hereof, shall not be amended in any manner that would adversely affect the rights of Executive, unless such amendment is required by law.

                  (b) Pursuant to the rights to indemnification referred to in
Section 17(a) hereof, the Company agrees to indemnify and hold harmless Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania with respect to any claim arising at any time out of any event, action or omission related to or in connection with Executive having been a director, officer or employee of the Company or having served as a director, officer, manager or member (or in any other capacity) of another corporation or other organization at the request of the Company. This indemnification shall continue in full force and effect for a period of not less than the duration of all statutes of limitations applicable to such matters (or in the case of events, actions or omissions giving rise to matters which have not been resolved prior to the expiration of such period, until such matters are finally resolved). Without limiting the foregoing, the Company shall periodically advance all reasonable expenses (including reasonable attorneys' and paralegals' fees and other costs and expenses) as incurred with respect to the foregoing to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania. Executive shall not unreasonably withhold his consent to the settlement of any claim for which he is entitled to be fully indemnified hereunder. To the extent that the Company shall maintain in effect a policy of directors' and officers' liability insurance, Executive shall be covered by such policy for his actions or omissions as a director or officer in accordance with the terms of such policy to the maximum extent of coverage provided for any other director or officer of the Company, subject to policy exceptions applicable to directors and officers generally.

                  18. Arbitration. Except as provided in Section 9, any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in the State of Illinois, administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

                  19. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and by Executive, his spouse, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and the Beneficiary. Upon the consummation of any Change in Control, the Company shall obtain from each Person that becomes a successor of the Company by reason of the Change in Control the unconditional written agreement of such Person to assume this Agreement and to perform all of the obligations of the Company hereunder.

                  20. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by a nationally-recognized courier service that guarantees overnight delivery to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):

                  If to the Company, to:

                           Exelon Corporation
                           10 South Dearborn Street - 37th Floor
                           Chicago, Illinois 60603
                           Attention:  Senior Vice President and Chief
                                        Administrative Officer
                  with copies to:

                           Exelon Corporation
                           10 South Dearborn Street - 37th Floor
                           Chicago, Illinois 60603
                           Attention:  Executive Vice President and
                                        General Counsel

                  and

                           Michael S. Sigal, Esq.
                           Sidley Austin Brown & Wood
                           Bank One Plaza
                           10 South Dearborn Street
                           Chicago, Illinois 60603

                  If to Executive, to:

                           Corbin A. McNeill, Jr.
                           Box 8 Skyline Ranch
                           525 NW Ridge Road
                           Jackson, Wyoming 83001


                  with a copy to:

                           Robert J. Hasday, Esq.
                           Duane Morris LLP
                           380 Lexington Avenue
                           New York, New York 10168

                  21. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws, except that the interpretation, construction and performance of Section 17 of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to the principle of conflicts of laws.

                  22. Entire Agreement. This Agreement, the Unreleased Claims, and the agreements referenced herein, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including, but not limited to, except to the extent necessary to preserve the representation set forth in Section 8(d), the Merger Agreement.

                  23. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                  24. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  25. No Admission. Nothing in this Agreement is intended to, or shall be construed as, an admission by the Company or any of the other Company Released Parties or by Executive or any of the other Executive Released Parties that it, he or she violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct. The Company, for itself and the other Company Released Parties, hereby expressly denies any such illegal or wrongful conduct. Executive, for himself and the other Executive Released Parties, hereby expressly denies any such illegal or wrongful conduct.

                  26. Payments. All payments required to be made by the Company pursuant to Sections 2, 3, 5, 7, 8, and 31 shall be made by the Company by electronic wire transfer of immediately available funds in accordance with the following instructions:

                  Bank Name:
                  Attn:
                  ABA#:
                  F/F/C:
                  F/F/C:
                  Account #:

                  27. Beneficiary. If Executive dies prior to receiving all of the amounts payable hereunder, such amounts shall be paid, except as may be otherwise expressly provided herein or in the applicable plans, in a lump-sum payment to the beneficiary ("Beneficiary") designated by Executive in writing to the Company during his lifetime, which Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to his estate.

                  28. Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

                  29. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

                  30. Communications. Nothing in this Agreement, including, but not limited to, Sections 9(a) and 10, shall be construed to prohibit Executive from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission or the United States Department of Labor, or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act, and no such communication or action shall constitute a breach of Section 9(a) or 10 or any other provision of this Agreement; provided, however, that if Executive is entitled under Section 211 of the Energy Reorganization Act to pursue a claim, complaint or charge seeking damages, costs or fees, Executive agrees that the consideration provided to Executive pursuant to this Agreement shall be fully inclusive of all such damages, costs and fees that could have been awarded to Executive, that such consideration is being paid in full and that Executive under no circumstances shall be entitled to compensation of any kind from the Company or any of the other Company Released Parties not expressly provided for pursuant to this Agreement.

                  31. Legal and Other Expenses. The Company shall pay promptly to Executive all reasonable legal fees and other expenses incurred by Executive
(a) in seeking in good faith to obtain or enforce any benefit or right under this Agreement, provided that Executive shall have a reasonable basis for his position, and (b) in connection with his review and negotiation of the terms and conditions of this Agreement; provided, however, that the Company's obligation to pay the Executive pursuant to this clause (b) shall not exceed $25,000.

                  32. Sections. Except where otherwise indicated by the context, any reference to a "Section" shall be to a Section of this Agreement.

                  33. Acknowledgment by Executive. By executing this Agreement, Executive expressly acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised to consult with an attorney prior to executing this Agreement, that he has been advised that he has 21 days within which to decide whether or not to execute this Agreement and that he intends to be legally bound by it. During a period of seven days following the date of his execution of this Agreement, Executive shall have the right to revoke the releases contained in Section 15(a) of this Agreement of claims under the age discrimination in employment act by serving within such period written notice of revocation. If Executive exercises his rights under the preceding sentence, he shall forfeit the amount payable to him pursuant to Section 3 of this Agreement.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

                                   EXELON CORPORATION


                                   By:_________________________________

                                   Title:_______________________________



                                   -----------------------------------
                                            CORBIN A. McNEILL, JR.